WENDY’S/ARBY’S GROUP
January 28, 2009
Mr. Darrell van Ligten
271 Glenwood Avenue
Woodside, CA 94062

Dear Darrell:
As we have discussed, it is with great pleasure that we hereby confirm your employment as Senior Vice President of Strategic Development, Wendy’s/Arby’s Group Inc., (“Wendy’s/Arby’s”) on the terms and conditions set forth in this letter agreement and in the attached term sheet (the “Term Sheet”), which Term Sheet is hereby incorporated herein by reference. This agreement is effective as of February 2, 2009 (the “Effective Date”). You further agree to accept election and to serve as a director, officer, manager or representative of any subsidiary of Wendy’s/Arby’s without any compensation therefor, other than as provided in this letter agreement. You will report to the President and Chief Executive Officer of Wendy’s/Arby’s and your duties will be performed primarily at the corporate headquarters of Wendy’s/Arby’s in Atlanta, Georgia.
1.Term. The term of your employment hereunder shall continue until the second anniversary of the Effective Date; provided, however, that the term of your employment hereunder shall automatically be extended for additional one year periods on the second anniversary of the Effective Date and each anniversary thereafter (collectively, the “Employment Term”) unless either party delivers to the other, at least one hundred twenty (120) days prior to the expiration of the Employment Term, written notice of such party’s desire to allow the Employment Term to expire. Your employment hereunder shall terminate as of the earlier of (a) the expiration of the Employment Term or (b) upon a termination of your employment (i) by Wendy’s/Arby’s “without cause” (ii) for “cause” or (iii) by you due to a “Triggering Event” (each term as hereinafter defined).

2.    Termination Without Cause or due to a Triggering Event.
(a)    In the event your employment is terminated by Wendy’s/Arby’s “without cause” (as hereinafter defined) or by you due to a “Triggering Event” (as hereinafter defined):
(i)    Wendy’s/Arby’s shall, commencing on the date of such termination of employment, pay to you an amount (the “First Year Payment”) equal to the sum of (I) your annual base rate of salary in effect as of the effective date of such termination and (II) an amount equal to your annual cash bonus, if any, for the year prior to the year in which your employment is terminated, payable in semi-monthly installments for a period of twelve (12) months;
(ii)    Wendy’s/Arby’s shall, commencing twelve (12) months after the effective date of such termination of your employment, pay to you an amount equal your annual base rate of salary in effect as of the effective date of such termination for an additional period of twelve (12) months (the “Second Year Payment Period”); provided, however, that if you have secured employment or are providing consulting services prior to or during the Second Year Payment Period, such semi-monthly payments required to be made to you by Wendy’s/Arby’s during the Second Year Payment Period will be offset by compensation you earn from any such employment or services during the Second Year Payment Period;
(iii)    Wendy’s/Arby’s shall, at the same time bonuses are paid to its executives, pay to you a lump sum amount equal to the annual bonus which would be payable to you based on actual performance multiplied by a fraction, the numerator of which is the number of days from January 1 of the year in which your employment terminated through the date of such termination and the denominator of which is 365 (the “Pro Rata Bonus”);
(iv)    at your election you will be entitled to continue your coverage under all health and medical insurance policies maintained by Wendy’s/Arby's for eighteen (18) months following the termination of your employment, in fulfillment of Wendy’s/Arby’s obligations to you under Section 4980B of the Code or under Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, the cost of such coverage to be paid by you;
(v)    Wendy’s/ Arby’s shall pay you a lump sum cash payment of $25,000, provided such amount shall increase by 10% on the second anniversary of the Effective Date, provided you are still employed on such date; and

(vi)    you will automatically become vested in that number of outstanding unvested stock options granted to you by Wendy’s/Arby’s, if any, in which you would have been vested if you had remained employed by Wendy’s/Arby’s through the date which is the earlier of (x) the second anniversary of the Effective Date or (y) the last day of the Second Year Payment Period and any stock options that would have remained unvested as of such date shall be automatically forfeited as of the date of your termination, and each vested stock option must be exercised within the earlier of (I) one (1) year following your termination or (II) the date on which such stock option expires (including upon expiration of the options in a going private transaction).
(b)    A termination by Wendy’s/Arby’s “without cause” shall mean the termination of your employment by Wendy’s/Arby’s for any reason other than those reasons set forth in clauses (i)-(ix) of paragraph 4 of this letter agreement.
(c)    The payment of any monies and provision of any benefits payable pursuant to this paragraph 2 are conditioned upon and subject to your execution of a release in substantially the form set forth in Exhibit 1 hereto which has become effective and nonrevocable in accordance with its terms (the “Release”). You acknowledge that the signed Release is required to be provided to Wendy’s/Arby’s not later than fifty-two (52) days following your termination of employment. The payments under 2(a)(v) will be made five (5) business days after the Release has become effective and nonrevocable.
(d)    For purposes of this letter agreement, “Triggering Event” shall mean: (i) a material reduction in your responsibilities as Senior Vice President of Strategic Development, Wendy’s/Arby’s; (ii) a requirement that you report to any person other than the President and Chief Executive Officer of Wendy’s/Arby’s or the Board of Directors of Wendy’s/Arby’s (the “Board”); (iii) a reduction in your then current base salary (as described in the Term Sheet) or target bonus percentage (as described in the Term Sheet); or (iv) without your consent, relocation to a work situs not in the Atlanta, Georgia greater metropolitan area; provided that a Triggering Event shall only be deemed to have occurred if, no later than thirty (30) days following the time you learn of the circumstances constituting a Triggering Event, you provide a written notice to Wendy’s/Arby’s containing reasonable details of such circumstances and within thirty (30) days following the delivery of such notice to Wendy’s/Arby’s, Wendy’s/Arby’s has failed to cure such circumstances. Additionally, you must terminate your employment within six (6) months of the initial occurrence of the circumstances constituting a Triggering Event for such termination to be a Triggering Event.

(e)    If your employment is terminated at the expiration of the Employment Term as a result of Wendy’s/Arby’s delivery of at least 120 days advance written notice of its desire to allow the Employment Term to expire in accordance with Section 1 of this letter agreement, then Wendy’s/Arby’s shall pay you as severance (i) not less than eight (8) months of your then current base salary and (ii) the Pro Rata Bonus, provided that you continue to work for Wendy’s/Arby’s during such 120 day period to the extent requested to do so by Wendy’s/Arby’s. Such payments, if any, under clause (i) shall be payable in consecutive semi-monthly installments beginning immediately after the expiration of the Employment Term and the Pro Rata Bonus, shall be paid at the same time bonuses are paid to Wendy’s/Arby’s executives.
3.    Treatment of Stock Options on Termination due to Disability. In the event your employment is terminated by Wendy’s/Arby’s due to “Disability” (as hereinafter defined), (notwithstanding that Disability is treated as a termination for cause) you will automatically become vested in all of your outstanding unvested stock options granted to you by Wendy’s/Arby’s, and each vested stock option must be exercised within the earlier of (I) one (1) year following your termination or (II) the date on which such stock option expires (including, upon expiration of the options in a going private transaction).
4.    Cause. For purposes of this agreement, “cause” means: (i) commission of any act of fraud or gross negligence by you in the course of your employment hereunder that, in the case of gross negligence, has a material adverse effect on the business or financial condition of Wendy’s/Arby’s or any of its affiliates; (ii) willful material misrepresentation at any time by you to the President and Chief Executive Officer of Wendy’s/Arby’s or the Board; (iii) voluntary termination by you of your employment (other than on account of a Triggering Event) or the willful failure or refusal to comply with any of your material obligations hereunder or to comply with a reasonable and lawful instruction of the President and Chief Executive Officer of Wendy’s/Arby’s or the Board; (iv) engagement by you in any conduct or the commission by you of any act that is, in the reasonable opinion of the Board, materially injurious or detrimental to the substantial interest of Wendy’s/Arby’s or any of its affiliates; (v) your indictment for any felony, whether of the United States or any state thereof or any similar foreign law to which you may be subject; (vi) any failure substantially to comply with any written rules, regulations, policies or procedures of Wendy’s/Arby’s furnished to you that, if not complied with, could reasonably be expected to have a material adverse effect on the business of Wendy’s/Arby’s or any of its affiliates; (vii) any willful failure to comply with Wendy’s/Arby’s policies regarding insider trading; (viii) your death; or (ix) your inability to perform all or a substantial part of your duties or responsibilities on account of your illness (either physical or mental) for more than ninety (90) consecutive calendar days or for an aggregate of one-hundred fifty (150) calendar days during any consecutive nine (9) month period (“Disability”).

5.    Return of Property. Upon any termination of your employment with Wendy’s/Arby’s, you will promptly return to Wendy’s/Arby’s all property provided to you and owned by Wendy’s/Arby’s or any of its affiliates, including, but not limited to, credit cards, computers, personal data assistants, automobiles, cell phones and files.
6.    Noncompete/Nonsolicitation/Employee No-Hire.
(a)    You acknowledge that as Wendy’s/Arby’s Senior Vice President of Strategic Development you will be involved, at the highest level, in the development, implementation, and management of Wendy’s/Arby’s business strategies and plans, including those which involve Wendy’s/Arby’s finances, marketing and other operations, and acquisitions and, as a result, you will have access to Wendy’s/Arby’s most valuable trade secrets and proprietary information. By virtue of your unique and sensitive position, your employment by a competitor of Wendy’s/Arby’s represents a material unfair competitive danger to Wendy’s/Arby’s and the use of your knowledge and information about Wendy’s/Arby’s business, strategies and plans can and would constitute a competitive advantage over Wendy’s/Arby’s. You further acknowledge that the provisions of this paragraph 6 are reasonable and necessary to protect Wendy’s/Arby’s legitimate business interests.
(b)    In view of clause (a) above, you hereby covenant and agree that during your employment with Wendy’s/Arby’s (except in the proper discharge of your duties hereunder) and either (x) in the event your employment with Wendy’s/Arby’s is terminated “without cause” or due to a Triggering Event, for a period of twenty-four (24) months following such termination, or (y) in the event your employment with Wendy’s/Arby’s is terminated for cause or other than due to a Triggering Event, for a period of twelve (12) months following such termination:

(i)    in any state or territory of the United States (and the District of Columbia) or any country where Wendy’s/Arby’s maintains restaurants, you will not engage or be engaged in any capacity, “directly or indirectly” (as defined below), except as a passive investor owning less than a two percent (2%) interest in a publicly held company, in any business or entity that is competitive with the business of Wendy’s/Arby’s or its affiliates. This restriction includes, without limitation, (A) any business engaged in drive through or counter food service restaurant business typically referred to as “Quick Service” restaurants (such as Burger King, McDonald’s, Jack in the Box, etc.), for which revenues from the sale of hamburgers, sandwiches (including wraps) and salads represents at least 50% of total revenues from the sales of food items (excluding beverages) and also includes any business engaged in real estate development for such Quick Service businesses and (B) Yum! Brands, Inc. or its brands and each of its subsidiaries. Notwithstanding anything to the contrary herein, this restriction shall not prohibit you from (X) accepting employment, operating or otherwise becoming associated with a franchisee of Wendy’s/Arby’s, any of its affiliates or any subsidiary of the foregoing, but only in connection with activities associated with the operation of such a franchise or activities that otherwise are not encompassed by the restrictions of this paragraph, subject to any confidentiality obligations contained herein, or (Y) accepting employment, operating or otherwise becoming associated with a “Quick-Service” restaurant business of a brand that has less than 100 outlets system-wide (including both franchised outlets and franchisor-operated outlets);
(ii)    you will not, directly or indirectly, without Wendy’s/Arby’s prior written consent, hire or cause to be hired, solicit or encourage to cease to work with Wendy’s/Arby’s or any of its subsidiaries or affiliates, any person who is at the time of such activity, or who was within the six (6) month period preceding such activity, an employee of Wendy’s/Arby’s or any of its subsidiaries or affiliates at the level of director or any more senior level or a consultant under contract with Wendy’s/Arby’s or any of its subsidiaries or affiliates and whose primary client is such entity or entities; and
(iii)    you will not, directly or indirectly, solicit, encourage or cause any franchisee or supplier of Wendy’s/Arby’s or any of its subsidiaries or affiliates to cease doing business with Wendy’s/Arby’s or subsidiary or affiliate, or to reduce the amount of business such franchisee or supplier does with Wendy’s/Arby’s or such subsidiary or affiliate.

(c)    For purposes of this paragraph 6, “directly or indirectly” means in your individual capacity for your own benefit or as a shareholder, lender, partner, member or other principal, officer, director, employee, agent or consultant of or to any individual, corporation, partnership, limited liability company, trust, association or any other entity whatsoever; provided, however, that you may own stock in Wendy’s/Arby’s and may operate, directly or indirectly, Wendy’s/Arby’s restaurants as a franchisee without violating paragraphs 6(b)(i) or 6(b)(iii).
(d)    If any competent authority having jurisdiction over this paragraph 6 determines that any of the provisions of this paragraph 6 is unenforceable because of the duration or geographical scope of such provision, such competent authority shall have the power to reduce the duration or scope, as the case may be, of such provision and, in its reduced form, such provision shall then be enforceable.
7.    Confidential Information. You agree to treat as confidential and not to disclose to anyone other than Wendy’s/Arby’s and its subsidiaries and affiliates, and their respective officers, directors, employees and agents, and you agree that you will not at any time during your employment and for a period of four years thereafter, without the prior written consent of Wendy’s/Arby’s, divulge, furnish, or make known or accessible to, or use for the benefit of anyone other than Wendy’s/Arby’s, its subsidiaries, and affiliates, any information of a confidential nature relating in any way to the business of Wendy’s/Arby’s or its subsidiaries or affiliates, or any of their respective franchisees, suppliers or distributors, unless (i) you are required to disclose such information by requirements of law, (ii) such information is in the public domain through no fault of yours, or (iii) such information has been lawfully acquired by you from other sources unless you know that such information was obtained in violation of an agreement of confidentiality. You further agree that during the period referred to in the immediately preceding sentence you will refrain from engaging in any conduct or making any statement, written or oral that is disparaging of Wendy’s/Arby’s, any of its subsidiaries or affiliates or any of their respective directors or officers. Wendy’s/Arby’s agrees to instruct its then current members of the Board and each of its then current executive officers during the period referred to in the first sentence of this paragraph 7 to refrain from making any statement, written or oral, that is disparaging of you, your personal reputation or your professional competency.

8.    Enforcement. You agree that, in addition to any other remedy provided at law or in equity, (a) Wendy’s/Arby’s shall be entitled to a temporary restraining order, and both preliminary and permanent injunctive relief restraining you from violating any of the provisions of paragraphs 6 or 7 of this letter agreement (in recognition of the fact that damages in the event of a breach by you of paragraphs 6 or 7 of this letter agreement would be difficult if not impossible to ascertain and inadequate to remedy), (b) you will indemnify and hold Wendy’s/Arby’s and its affiliates harmless from and against any and all damages or losses incurred by Wendy’s/Arby’s or any of its affiliates (including reasonable attorneys’ fees and expenses) as a result of any willful or reckless violation by you of any such provisions and (c) upon any such willful or reckless violation by you, Wendy’s/Arby’s’ remaining obligations under this letter agreement, if any, shall cease (other than payment of your base salary through the date of termination of your employment and any earned but unpaid vacation, and other than as may otherwise be required by law).
9.    Governing Law; Jurisdiction and Venue; Entire Agreement; Jury Trial Waiver.
(a)    It is the intent of the parties hereto that all questions with respect to the construction of this letter agreement and the rights and liabilities of the parties hereunder shall be determined in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof that would call for the application of the substantive law of any jurisdiction other than the State of Delaware.
(b)    Each party irrevocably agrees for the exclusive benefit of the other that any and all suits, actions or proceedings relating to paragraphs 6, 7, and, as it relates to paragraphs 6 and 7, paragraphs 8 and 9 of this letter agreement (collectively, “Proceedings” and, individually, a “Proceeding”) shall be maintained in either the courts of the State of Delaware or the federal District Courts sitting in Wilmington, Delaware (collectively, the “Chosen Courts”) and that the Chosen Courts shall have exclusive jurisdiction to hear and determine or settle any such Proceeding and that any such Proceedings shall only be brought in the Chosen Courts. Each party irrevocably waives any objection that it may have now or hereafter to the laying of the venue of any Proceedings in the Chosen Courts and any claim that any Proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Proceeding brought in the Chosen Courts shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction.

(c)    Each of the parties hereto agrees that this letter agreement involves at least $100,000 and that this letter agreement has been entered into in express reliance on Section 2708 of Title 6 of the Delaware Code. Each of the parties hereto irrevocably and unconditionally agrees that, to the extent such party is not otherwise subject to service of process in the State of Delaware, service of process may be made on such party by prepaid certified mail with a validated proof of mailing receipt constituting evidence of valid service sent to such party at the address set forth in this letter agreement, as such address may be changed from time to time pursuant hereto, and that service made pursuant to this paragraph 9(c) shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware.
(d)    This letter agreement contains the entire agreement among the parties with respect to the matters covered herein and supersedes all prior agreements, written or oral, with respect thereto. This letter agreement may only be amended, superseded, cancelled, extended or renewed and the terms hereof waived, by a written instrument signed by the parties hereto, or in the case of a waiver, by the party waiving compliance.
(e)    EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE PARTIES HERETO ARISING OUT OF OR RELATED TO THIS LETTER AGREEMENT OR ANY OTHER AGREEMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR FOR ANY COUNTERCLAIM THEREIN. THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.    Arbitration. Except to the extent specifically contemplated by paragraph 9(b) of this letter agreement, all disputes arising in connection with your employment with Wendy’s/Arby’s (whether based on contract or tort or upon any federal, state or local statute, including but not limited to claims asserted under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, any state Fair Employment Practices Act and/or the Americans with Disability Act) or any rights arising pursuant to this letter agreement shall, at the election of either you or Wendy’s/Arby’s, be submitted to JAMS/ENDISPUTE for resolution in arbitration in accordance with the rules and procedures of JAMS/ENDISPUTE. Either party shall make such election by delivering written notice thereof to the other party at any time (but not later than forty-five (45) days after such party receives notice of the commencement of any administrative or regulatory proceeding or the filing of any lawsuit relating to any such dispute or controversy) and thereupon any such dispute or controversy shall be resolved only in accordance with the provisions of this paragraph 10. Any such proceedings shall take place in Atlanta, Georgia before a single arbitrator who shall have the right to award to any party to such proceedings any right or remedy that is available under applicable law (including, without limitation, ordering the losing party to reimburse the reasonable legal fees and expenses incurred by the winning party with respect to such proceedings). The resolution of any such dispute or controversy by the arbitrator appointed in accordance with the procedures of JAMS/ENDISPUTE shall be final and binding. Judgment upon the award rendered by such arbitrator may be entered in any court having jurisdiction thereof.
THIS PARAGRAPH 10 IS SPECIFICALLY ACKNOWLEDGED AND AGREED BY:
WENDY’S/ARBY’S
GROUP, INC.

/s/ Roland Smith______________	/s/ Darrell van Ligten___________
Name: Roland Smith	Darrell van Ligten
Title: Chief Executive Officer
11.    Legal Fees. Subject to paragraph 10 above, each party shall pay his or its own costs for any arbitration or litigation, as applicable, initiated in connection with any disputes arising in connection with your employment with Arby’s, with the cost of the arbitrator, if applicable, to be equally divided between the parties.
12.    Survivability. The provisions of paragraphs 6, 7, 8, 9, 10, 11, 13, 14 and 16 shall specifically survive any termination of this letter agreement.

13.    Notices. Any notice given pursuant to this letter agreement to any party hereto shall be deemed to have been duly given when mailed by registered or certified mail, return receipt requested, or by overnight courier, or when hand delivered as follows:
If to Wendy’s/Arby’s:
Wendy’s/Arby’s Group, Inc.
1155 Perimeter Center West
Atlanta, Georgia 30338
Attn: Chief Executive Officer
If to you, at the address set forth on the first page of this letter agreement or at such other address as either party shall from time to time designate by written notice, in the manner provided herein, to the other party hereto.
14.    Tax Withholding. You agree that Wendy’s/Arby’s may withhold from any amounts payable to you hereunder all federal, state, local or other taxes that Wendy’s/Arby’s determines are required to be withheld pursuant to any applicable law or regulation. You further agree that if the Internal Revenue Service or other taxing authority (each, a “Taxing Authority”) asserts a liability against Wendy’s/Arby’s for failure to withhold taxes on any payment hereunder, you will pay to Wendy’s/Arby’s the amount determined by such Taxing Authority (other than penalty or interest amounts unless such payment is made after thirty (30) days of the delivery of such notice to you, in which case you shall be responsible for such penalties and interest) that had not been withheld within thirty (30) days of notice to you of such determination. Such notice shall include a copy of any correspondence received from a Taxing Authority with respect to such withholding.
15.    Expense Reimbursement. You will be entitled to reimbursement for all of your reasonable and necessary business expenses, including reasonable cell phone, travel, lodging and entertainment expenses, in accordance with Wendy’s/Arby’s business expense reimbursement policy as in effect from time to time and upon submission of appropriate documentation and receipts.

16.    Section 409A.
(a)    This letter agreement is intended to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) with respect to amounts, if any, subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent. If either party notifies the other in writing that one or more or the provisions of this letter agreement contravenes any Treasury Regulations or guidance promulgated under Section 409A or causes any amounts to be subject to interest, additional tax or penalties under Section 409A, the parties shall promptly and reasonably consult with each other, in good faith to reform the provisions of this letter agreement, as appropriate, to (i) maintain to the maximum extent reasonably practicable the original intent of the applicable provisions without violating the provisions of Section 409A or increasing the costs to Wendy’s/Arby’s or its affiliates of providing the applicable benefit or payment and (ii) to the extent possible, to avoid the imposition of any interest, additional tax or other penalties under Section 409A upon you or Wendy’s/Arby’s. Notwithstanding the foregoing, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with this letter agreement (including any taxes and penalties under Section 409A), and neither Wendy’s/Arby’s nor any of its affiliates shall have any obligation to indemnify or otherwise hold you (or any beneficiary) harmless from any or all of such taxes or penalties.
(b)    To the extent you would otherwise be entitled to any payment or benefit under this letter agreement, or any plan or arrangement of Wendy’s/Arby’s or its affiliates, that constitutes a “deferral of compensation” subject to Section 409A and that if paid or provided during the six (6) months beginning on the date of termination of your employment would be subject to the Section 409A additional tax because you are a “specified employee” (within the meaning of Section 409A and as determined by Wendy’s/Arby’s), the payment or benefit will be paid or provided to you on the earlier of the first day following the six (6) month anniversary of your date of termination or your death.
(c)    Any payment or benefit due upon a termination of your employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided to you only upon a “separation from service” as defined in Treas. Reg. § 1.409A-1(h). Each payment made under this letter agreement shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this letter agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation § 1.409A-1 through A-6.

(d)    Notwithstanding anything to the contrary in this letter agreement or elsewhere, any payment or benefit under this letter agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to you only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which your “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which your “separation from service” occurs. To the extent any expense reimbursement or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

If you agree with the terms outlined above and in the Term Sheet, please date and sign the copy of this letter agreement enclosed for that purpose and return it to me.
Sincerely,
WENDY’S/ARBY’S GROUP, INC.
/s/ Roland Smith
Name: Roland Smith
Title: Chief Executive Officer
Agreed and Accepted as of the
31 day of January, 2009

/s/ Darrell van Ligten
Darrell van Ligten

Darrell van Ligten
Senior Vice President of Strategic Development, Wendy’s/Arby’s Group, Inc.
Employment Term Sheet

PROVISION	TERM	COMMENTS
Base Salary	$325,000/year	Subject to increase but not decrease, in the sole discretion of the Board.
Annual Incentive	Target annual bonus percentage equal to 75% of base salary
Company and individual performance assessed for each fiscal year relative to objectives agreed to in advance between executive and the Board’s compensation committee. You will be eligible for a full year bonus in 2009.

Benefits
Benefits as are generally made available to other senior executives of Wendy’s/Arby’s, including participation in Wendy’s/Arby’s health/medical and insurance programs and $1,400 per month car allowance programs.

Vacation	Four weeks per year
Stock Option	Initial Grant of 25,000	Stock options to be recommended for approval to the Compensation Committee of the Board of Directors. Any stock option grant must be approved by the Compensation Committee before they are issued.

EXHIBIT 1
GENERAL RELEASE
AND COVENANT NOT TO SUE
TO ALL WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW that:
Darrell van Ligten (the “Executive”), on his own behalf and on behalf of his descendants, dependents, heirs, executors and administrators and permitted assigns, past and present, in consideration for the amounts payable and benefits to be provided to the undersigned under that letter agreement dated January___, 2009 (the “Employment Agreement”) between the Executive and Wendy’s/Arby’s Group, Inc., a Delaware corporation (the “Company”), does hereby covenant not to sue or pursue any litigation (or file any charge or otherwise correspond with any Federal, state or local administrative agency), arbitration or other proceeding against, and waives, releases and discharges the Company and its respective assigns, affiliates, subsidiaries, parents, predecessors and successors, and the past and present shareholders, employees, officers, directors, representatives and agents or any of them (collectively, the “Company Group”), from any and all claims, demands, rights, judgments, defenses, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that the Executive ever had, now has or shall or may have or assert as of the date of this General Release and Covenant Not to Sue against any member of the Company Group, including, without limiting the generality of the foregoing, any claims, demands, rights, judgments, defenses, actions, charges or causes of action related to employment or termination of employment or that arise out of or relate in any way to the Age Discrimination in Employment Act of 1967 (“ADEA,” a law that prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, and other Federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under Federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs; provided, however, that nothing herein shall release any member of the Company Group from any of its obligations to the Executive under the Employment Agreement, any rights the Executive may have to indemnification under any charter or by-laws or written indemnification agreement (or similar documents) of any member of the Company Group or to release any claims which may not be released as a matter of law. The Executive further agrees that this General Release and Covenant Not to Sue may be pleaded as a full defense to any action, suit, arbitration or other proceeding covered by the terms hereof which is or may be initiated, prosecuted or maintained by the Executive, his heirs or assigns. Notwithstanding the foregoing, the Executive understands and confirms that he is executing this General Release and

Covenant Not to Sue voluntarily and knowingly. In addition, the Executive shall not be precluded by this General Release and Covenant Not to Sue from filing a charge with any relevant Federal, State or local administrative agency, but the Executive agrees not to participate in any such administrative proceeding (other than any proceeding brought by the Equal Employment Opportunity Commission), and agrees to waive the Executive’s rights with respect to any monetary or other financial relief arising from any such administrative proceeding. For the avoidance of doubt, nothing in this General Release and Covenant Not to Sue shall prevent the Executive from challenging or seeking a determination in good faith of the validity of this waiver and release under the ADEA but no other portion of this General Release and Covenant Not to Sue.
In consideration for the amounts payable and benefits to be provided to the Executive under the Employment Agreement, the Executive agrees to cooperate, at the expense of the Company Group, with the members of the Company Group in addition with all litigation relating to the activities of the Company and its affiliates during the period of the Executive’s employment with the Company including, without limitation, being available to take depositions and to be a witness at trial, help in preparation of any legal documentation and providing affidavits and any advice or support that the Company or any affiliate thereof may request of the Executive in connection with such claims.
In furtherance of the agreements set forth above, the Executive hereby expressly waives and relinquishes any and all rights under any applicable statute, doctrine or principle of law restricting the right to release claims which the Executive does not know or suspect to exist at the time of executing a release, which claims, if known, may have materially affected the Executive’s decision to give such a release. In connection with such waiver and relinquishment, the Executive acknowledges that he is aware that he may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those which he now knows or believes to be true, with respect to the matters released herein. Nevertheless, it is the intention of the Executive to fully, finally and forever release all such matters, and all claims relating thereto which now exist, may exist or theretofore have existed as of the date of this General Release and Covenant Not to Sue, as specifically provided herein. The Executive acknowledges and agrees that this waiver shall be an essential and material term of the release contained above. Nothing in this paragraph is intended to expand the scope of the release as specified herein.
This General Release and Covenant Not to Sue shall be governed by and construed in accordance with the laws of the State of Georgia, applicable to agreements made and to be performed entirely within such State.

The Executive acknowledges that he has been offered a period of time of at least twenty-one (21) days to consider whether to sign this General Release and Covenant Not to Sue, which he has waived, and the Company agrees that the Executive may cancel this General Release and Covenant Not to Sue at any time during the seven (7) days following the date on which this General Release and Covenant Not to Sue has been signed by all parties to this General Release and Covenant Not to Sue. In order to cancel or revoke this General Release and Covenant Not to Sue, the Executive must deliver to the General Counsel of the Company written notice stating that the Executive is canceling or revoking this General Release and Covenant Not to Sue. If this General Release and Covenant Not to Sue is timely cancelled or revoked, none of the provisions of this General Release and Covenant Not to Sue shall be effective or enforceable and the Company shall not be obligated to make the payments to the Executive or to provide the Executive with the other benefits described in the Employment Agreement and all contracts and provisions modified, relinquished or rescinded hereunder shall be reinstated to the extent in effect immediately prior hereto.
The Executive agrees that as part of the consideration for this General Release and Covenant Not to Sue, he will not make disparaging or derogatory remarks, whether oral or written, about the Company Group.
Each of the Executive and the Company acknowledges and agrees that it has entered into this General Release and Covenant Not to Sue knowingly and willingly and has had ample opportunity to consider the terms and provisions of this General Release and Covenant Not to Sue. The Executive further acknowledges that he has read the Agreement carefully, has been advised by the Company in writing to, and has in fact consulted with an attorney, and fully understands that by signing below he is giving up certain rights which he may have to sue or assert a claim against any of the Company Group, as described above.
IN WITNESS WHEREOF, the parties hereto have caused this General Release and Covenant Not to Sue to be executed on this _______________ day of _______________, __.

___________________________________
Darrell van Ligten

WENDY’S/ARBY’S GROUP, INC.

By: ________________________________
Name:
Title:

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